                                                                    EXHIBIT 10.9


                EMPLOYMENT RESIGNATION AND SEPARATION AGREEMENT


THIS EMPLOYMENT RESIGNATION AND SEPARATION AGREEMENT ("Agreement") dated June 18, 1999, between NET COMMAND TECH, INC., (f/k/a Corsaire, Inc.) a Delaware corporation ("Company"), c/o 62 Indian Trace, Suite 286, Weston, FL 33326 Ft. Lauderdale, FL and William R. Dunavant ("Executive"), with an address of 2461 Provence Circle, Weston, FL 33327.


                                    RECITALS

     A. For all purposes of this Agreement, the reference to "Company" shall include CORSAIRE, INC., the former name of Net Command Tech, Inc., and all majority-owned and wholly owned subsidiaries of NCT (first tier and second tier), including, but not limited to Satellite Access Systems, Inc., a Delaware corporation, Modern Telnet Limited (a British corporation), and Baraka IntraCom, Inc., a Delaware corporation;

     B. The parties have agreed that Executive's voluntary resignation serves the best interest of the Company and Dunavant; and

     C. The parties have agreed to formalize Executive's voluntary resignation by execution of resignation documents, this Agreement, a Non-Competition Agreement, and mutual releases.

1. TERMINATION AND CANCELLATION OF EMPLOYMENT AGREEMENTS. All employment agreements and addenda, written and oral, between Executive and the Company are hereby canceled, except for those portions of the attached Employment Agreement and Addendum ("Employment Agreement") of March 1, 1999 between Executive and the Company that expressly describe and/or require: (1) separation pay and benefit provisions in the event of termination without cause; and (2) survival after termination of employment. Executive hereby resigns from all executive officer and board positions, effective June 18, 1999, and the parties shall have no further obligations to each other, past or present, under the Employment Agreement, save for the obligations described in items (1) and (2) above.

2. SEPARATION PACKAGE. Upon execution of this Agreement and for twelve months thereafter, Executive shall receive, and the Company shall provide, the compensation and benefits described in the Employment Agreement as entitlements for Executive's termination without cause, to include retention of the two million shares Executive received upon execution of the Employment Agreement. Upon the Company's appointment of outside directors, Executive may petition the Company Board of Directors for a review of his separation package.

3. RETURN OF COMPANY PROPERTY. Upon execution of this Agreement, you have agreed to return, and will return, to the Company, certain items of Company property to be specified later on, customer and contact lists, and any and all other files, records, and any other Company property associated with your employment with the Company, to include business cards and stationary bearing the Company logo and name. The parties acknowledge that Executive and the Company have exchanged personal computers, namely Executive's laptop for the Company's Dell desktop computers.

4.   CONFIDENTIALITY AND OTHER OBLIGATIONS.

In return for the above-described package, the following covenants and conditions, (which include protections and safeguards granted to the Company under the laws of Florida and Delaware):

(a) CONFIDENTIALITY. The following information ("Confidential Information") relating to the Company are valuable, special and unique assets and trade secrets of the Company: (1) the technology, algorithms, source codes, object codes, GUI, and know-how that comprise the Company's data compression, streaming, and transmission technology and products (video and still image), to include, but not limited to, vector technology and the Magic Modules software technology and copyright, MPEG 4 imaging, streaming and compression (2) the identity, location, and records/files, manual and computerized, relating to the Company's present and anticipated domestic and foreign licensors, technicians and software and chip suppliers, designers, manufacturers, and customers; (3) pending and existing intellectual property matters, to include patenting, trademarking, brand naming, service marking, and copyrighting of the Company's products, product lines, technologies and inventions; (4) the sources, pricing, and costs of the software, GUI, chips, and hardware/equipment components that comprise the technology, products, product lines, and services that the Company will, or plans to, introduce into commerce, to include but not limited to, technological strategic partnering, direct product sales, joint ventures, and technology licenses; (5) financial, business, tax, and investment/investor data and records; (6) marketing, sales, and advertising data and information related to the Company's existing, planned, and proposed products, product lines, technologies delivered and to be delivered into commerce (including, but not limited, to those under, or scheduled for, development); (7) securities transactions being contemplated; (8) acquisitions, joint venture, strategic partnering, and licensing arrangements being contemplated; (9) areas potentially subject to licensing; (10) ongoing negotiations; and (11) future plans and operations, to include, but not limited to, the products, technologies, and market research and development done in support of such future plans and operations. As part of your execution of this termination letter agreement, you hereby represent that you do not have any copies or samples of the Company's Confidential Information.

(b) RESTRICTIONS. Confidential Information can be in printed, oral, automated, or audiovisual form. In consideration for the sum indicated above, you agree not to copy any of the Company's manual or computerized records/files and not to disclose any of the Company's Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, unless Executive has been given prior written permission by the Company Chief Executive Officer to disclose specific the Company Confidential Information to a third party specifically approved in writing beforehand by the Company Chief Executive Officer. In such event, Executive shall only disclose that Company Confidential Information specifically approved in writing by the Company Chief Executive Officer. The notice provisions and data in the Employment Agreement shall apply.

If a duly constituted administrative or government agency compels Executive to disclose Company Confidential Information for any reason, Executive shall immediately contact the Company to allow the Company to discuss the disclosure with the subject agency.

This confidentiality covenant has no time or geographical limitation, however, it will not apply to any Company Confidential Information that is or becomes part of the public domain.

5. FUTURE RELATIONSHIPS. Nothing in this Agreement or the Non-Competition Agreement shall prevent the parties from entering into arms-length VAR and licensing agreements for the Company's technology and products at a later date. The parties will then enter into appropriate confidentiality and non-disclosure agreements in connection with such arms length agreements.

6. ARBITRATION; GOVERNING LAW. Any disputes connected to, or arising under this Agreement or the Employment Agreement shall be settled by arbitration conducted by the American Arbitration Association ("AAA") under the AAA rules for Employment Disputes. The arbitration venue shall be in Tampa, Florida. This Agreement shall be governed by the internal laws of the State of Florida.

7. COUNTERPARTS. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

9. MODIFICATION. This Agreement may only be modified, amended, superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may only be waived, by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

10. WAIVER. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

11. CUMULATIVE REMEDIES. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

12. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement. In construing this Agreement, none of the parties shall have any term or provision construed against such party solely by reason of such party having drafted the same.

12. SURVIVAL. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Net Command Tech, Inc.,
a Delaware corporation


By: /s/ CHARLES C. BREAM                     /s/ WILLIAM R. DUNAVANT
   --------------------------                ----------------------------
   Charles C. Bream,                         William R. Dunavant
   President